EXHIBIT 99.1

                        IVAX DIAGNOSTICS COMPLETES MERGER

         MIAMI, Florida, March 15, 2001--IVAX Diagnostics, Inc., a leading developer, manufacturer and marketer of diagnostic products completed its previously announced merger with b2bstores.com (NASDAQ Small Cap:BTBC) after approval by the shareholders of b2bstores.com, Inc. on Wednesday. Following the shareholders' meeting, the company's Board of Directors met and elected Dr. Phillip Frost, Chairman and Chief Executive Officer of IVAX Corporation, as Chairman and Mr. Giorgio D'Urso, President of IVAX Diagnostics before the merger, as Chief Executive Officer of the new company. IVAX Corporation (AMEX:IVX) owns approximately 70% of the new publicly traded company, which will be called "IVAX Diagnostics, Inc." and will trade under the symbol "IVD" on the American Stock Exchange beginning today.

         Dr. Frost commented, "With the completion of this transaction, IVAX Diagnostics has in excess of $24 million of cash, no debt, access to the capital markets and is well positioned to aggressively pursue its business plan through internal and external growth. Our primary goals at this point are to become a dominant player in the segment of the diagnostics market that we currently serve and to expand through strategic acquisitions and collaborations. With its significant ownership, IVAX Corporation is committed to helping IVAX Diagnostics meet its goals."

         Mr. Giorgio D'Urso, CEO, commented, "The management team of IVAX Diagnostics is looking forward to working diligently to grow our business and enhance shareholder value. We intend to immediately take steps to implement our internal expansion plans by establishing several new sales territories domestically. We will also hire a new vice president of marketing and sales to oversee our international expansion."

         Randall K. Davis, a Director of IVAX Diagnostics, Inc. and a former director of b2bstores.com, stated, "This merger presents great opportunities to the shareholders of b2bstores.com. I believe that the move to the American Stock Exchange will provide a more attractive and liquid market for our shares, and that the leadership of our Chairman, Dr. Frost, will enable us to share in his vision. The new Board of Directors is committed to the long-term growth of the business, while enhancing the value of the company to our shareholders. I believe this merger presents a unique opportunity for our shareholders to participate in the future growth of the healthcare diagnostics marketplace."

About IVAX Diagnostics, Inc.

         IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc.

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--  Diamedix Corporation develops and manufactures in vitro diagnostic kits, which it markets in conjunction with its Mago(R) instruments for use in clinical and hospital laboratories.

-- Delta Biologicals, S.r.l. develops scientific instrumentation, manufactures the Mago(R) instruments and distributes in vitro diagnostic products to public hospitals and private medical laboratories in Italy.

-- ImmunoVision, Inc. develops, manufactures and markets autoimmune reagents and research products for use in clinical laboratories, research laboratories and other diagnostic manufacturing companies.

About IVAX Corporation

         IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the research, development, manufacturing, and marketing of branded and generic pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

         Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Corporation and IVAX Diagnostics, Inc. (the "Companies"), including but not limited to the risks that IVAX Diagnostics, Inc. may not achieve internal or external growth or improved profitability; that IVAX Diagnostics, Inc may not be able to raise additional capital on favorable terms, or at all; that the Companies' shareholder value may not be enhanced following the merger; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in the Companies' Annual Reports on form 10K and 10KA and other filings with the Securities and Exchange Commission.

 CONTACT:
            Tabitha H. Licea
            Investor Relations
            www.ivax.com
            305/575-6043